Exhibit 99.1

                        Crimson Exploration Inc. Provides
                               Operational Update


    HOUSTON--(BUSINESS WIRE)--Sept. 19, 2006--Crimson Exploration Inc. (OTCBB:CXPO) today provided an update on recent operational activity.

    Current Production

    The Company has recently increased its average daily production to approximately 9,000 mcfe of natural gas equivalents per day, compared to an average of 7,000 mcfe per day for the second quarter of 2006 and an average of 6,794 mcfe per day for the first six months of 2006. Recent production increases have come from the late August recompletions of the #17 and #30 wells in our Grand Lake Field (1,700 mcfe per day, net), new production from the Amoco State 41-16 #1 and Kissler #2 wells drilled on our Denver Julesburg acreage in Colorado (375 mcfe per day) and from the recompletion of the Weinneimer #1 well in our Alwan field (325 mcfe per day).

    Drilling Activity

    Madisonville-Rodessa Area (approximately 68% WI; 51% NRI)

    The Company commenced in August the drilling of the Johnston #2 test of the Rodessa formation in our Madisonville field. The Rodessa closure is believed to be approximately 5,800 acres in this area, with our holdings totaling approximately 2,400 net acres. Our first well is offset to the Magness #1 and Fannin Ferris #1 wells owned by the adjacent operator that are producing approximately 14,000 mcf of natural gas per day into a capacity limited sour gas processing plant. The adjacent operator has also drilled two additional wells in the Rodessa that are shut-in awaiting expansion of the gas plant. We anticipate drilling at least two wells, with possible commencement of a third, on our acreage by yearend. We recently set 10 3/4 inch casing at approximately 3,600 feet and are now drilling at approximately 9,800 feet toward a planned total depth of 12,500 feet. We anticipate that the Johnston #2 will reach total depth in approximately 2-3 weeks. The estimated cost to drill and complete this well is $5.8 million, and the well is currently on budget. Upon the completion of drilling of the Johnston #2, the rig will immediately move to our Fuhlberg #2 location. Drilling and completion of both wells is expected to be done by late December with initial production anticipated in the first quarter of 2007. We signed a multi-year contract with the gas plant for the processing of our gas, as well as for the sale of our gas on market terms, subject to our right to terminate the sale upon 60 days notice to the plant. Our estimated initial production date corresponds with the scheduled completion of the expansion of the existing sour gas processing plant to a planned capacity of 70,000 mcfe per day. All production rates from the Rodessa formation are gross production rates, prior to reduction for inerts of approximately 30 percent. We recognized no proved reserves for the Rodessa as of January 1, 2006 because we had not yet obtained the necessary regulatory permits as of that time.

    Cameron Parish LA (100% WI)

    In late August, we spent $781,000 recompleting the #17 and #30 wells in the Grand Lake Field and restored production at a net rate of approximately 1,700 mcfe per day. We are now producing approximately 5,000 mcfe per day from the Grand Lake and Lacassine fields, net to our revenue interest. We are also close to completion on the conversion of the B-11 well to create additional saltwater disposal capacity in the Lacassine field and are close to completion on the remedial rework of the previously shut-in B-12 and B-8 wells in that field. We expect to experience additional production increases associated with this effort, if any, to commence in late September. Total capital expended on this Lacassine project is estimated at approximately $692,000.

    D-J Basin, CO (approximate average 94% WI)

    The previously announced Kissler #2 well drilled in May in the Wattenberg Field located in Weld County is currently producing at a stable rate of approximately 250 mcfe per day, net. The Amoco State 41-16 well was drilled in the Wattenberg Field in Adams County and was completed in August in the J Sand at approximately 8,000' and is currently producing at an average rate of 125 mcfe per day. We have also retained a Denver-based consulting firm to analyze our entire holdings in the D-J Basin to identify additional potential drilling opportunities. We own approximately 18,000 gross (14,000 net) undeveloped acres in the D-J basin. Further drilling in this field will be based on the results of this study and upon rig availability.
    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005 for a further discussion of these risks.


    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919